COPY

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

05-RD-11111126-122

I. Parties

A. **USDA, Forest Service**
Forest Products Laboratory
One Gifford Pinchot Drive
Madison, Wisconsin 53726-2398
U.S. Tax Identification Number: 72-0564834
DUNS Number: 92-933-2484

Technical Representative:
Thomas W. Jeffries
Telephone: (608) 231-9453
Fax: (608) 231-9262
E-mail: twjeffries@fs.fed.us

Business and Legal Representative:
Shawn M. Lacina
Telephone: (608) 231-9282
Fax: (608) 231-9585
E-mail: slacina@fs.fed.us,

Hereinafter referred to as FPL, and

B. Xylose Technologies, Inc.
(A wholly owned subsidiary of the Xethanol Corporation)
1185 Avenue of The Americas – 20th floor
New York, NY 10036

U.S. Tax Identification Number: 81-0680759
DUNS Number: 60-772-5871

Technical Representative:
Robin Buller
Telephone: (646) 723-4004
Fax: (646) 723-4001
E-mail: rbuller@xethanol.com

Business and Legal Representative:
Christopher d'Arnaud-Taylor
Telephone: (646) 723-4003
Fax: (646) 723-4001
E-mail: ctaylor@xethanol.com

Hereinafter referred to as Xylose

II. Program Statement

A. A cooperative research program between FPL and Xylose for the purpose of developing yeast strains for the production of xylitol from hemicellulose hydrolysates.

III. Program Stages

A. The investigation, evaluation, and experimental research necessary to achieve the program objectives stated below, and at completion shall provide:

1. A review of production requirements and limits of current technology;

2. Identification of specific yeast strains and genetic engineering targets that could meet the production requirements;

3. Necessary changes to currently available yeast strains;

4. The testing of modified strains on sugar mixtures and hydrolysates as available.

IV. Program Objectives

A. To identify and modify strains of yeasts, which can include Pichia stipitis (CBS 6054, FPL PLU123, FPL-YS30 (*xyl3*), FPL PLU1209, FPL PSU128, FPL SHI 21, FPL SHI31, and *P. stipitis* (*xyl2Δ*), *Candida boidinii*, *Kluyveromyces marxianus* and *Saccharomyces cerevisiae* X12, that could be genetically modified within the target time frame to produce commercially useful levels of xylitol from hemicellulose hydrolysates.

B. Following the completion of Section IV A, FPL and Xylose will negotiate a new Agreement to provide FPL's advice and consulatation on the practical methods of scaling up the operation to a full-scale operation of industrial size.

V. Research Objectives

A. Genetically engineer one or more yeast species or strains for improved xylitol production.

B. Modify existing mutant strains for improved xylitol production.

C. Combine separate genetic modifications that improve xylitol production into a single strain.

D. Assess the capacities of the parental and modified strains for xylitol production.

VI. Statement of Benefits to FPL

A. The research will assist in the commercialization of existing FPL technology.

B. The collaboration and research will expand the knowledge and experience of FPL staff.

C. The research collaboration will help FPL identify new areas for future initiatives.

VII. Statement of Benefits to Xylose

A. Gain access to FPL proprietary technology providing Intellectual Property to Xylose.

B. Obtain a better knowledge of yeast xylose fermentation for xylitol production.

C. If successful, Xylose will obtain yeast strains for commercial xylitol production.

VIII. FPL Action Required

A. Identify and collect potential yeast strains and mutants for xylitol production; hire staff for the project as necessary.

B. Make genetic modifications to the target strains as required and permitted by available technology.

C. Report results to Xylose and provide the modified strains and information necessary for any patent disclosures or inventions that may result.

IX. Xylose Action Required

A. Pay all shipping charges to and from FPL associated with this study including waste disposal charges generated by this study in excess of those considered normal by FPL. (All shipping and disposal charges to be recorded on an Excel spread sheet and shared with Xylose on a common share site.)

B. Provide Materials Safety Data Sheets on all chemicals provided to FPL.

C. Provide funding to support staff and materials to conduct the research. See section for funding, X.A..

D. Provide such information or materials that are necessary for completion of any work that is specific to Xylose's production objectives.

E. Make a good faith effort to commercially develop any yeast strains or technology that emerges from this collaborative effort.

X. Program Funding

A. Xylose's total funding to FPL over the course of this Agreement shall consist of four sixty-two thousand five hundred dollar ($62,500) advance payments for a total of two hundred and fifty thousand dollars ($250,000). Payments will be due on December 15, 2005, March 15, 2006, June 15, 2006 and September 15, 2006.

B. Address to which Bills for Collection (Invoices) shall be sent:

Xylose Corporation
1185 Avenue of The Americas – 20th floor
New York, NY 10036

Bills may also be emailed to rbuller@Xylose.com or faxed to (646) 723-4001.

C. Contact including telephone number at address shown in Article X.B.:

Robin Buller (646) 723-4004

D. Nothing herein shall be construed as obligating the FPL to expend or as involving the United States in any contract or other obligation for the future payment of money in excess of funding approved and made available for payment under this instrument and modifications thereto.

E. The cost figures referenced in X.A. are inclusive of an indirect cost charge of 26.9% of the total estimated cost (36.8% of total direct costs). The indirect cost rate has been calculated according to FPL actual expenses as authorized in FSH 1909.13-2004-1.

XI. Reports

FPL shall submit to Xylose:

A. At the end of each calendar month, a detailed written report that outlines and evaluates FPL's activities during the preceding calendar month and which briefly outlines FPL's proposed activities for the next calendar month, shall be provided electronically to a central website to be set up by Xylose in coordination with FPL.

B. 30 days after the expiration of the Agreement, one final written detailed report that summarizes FPL's activities over the course of the Agreement.

XII. Commencement Date, Duration

A. This Agreement shall commence upon execution by both parties hereto and shall be effective as of the last date written below. The Agreement shall expire on December 15, 2006 unless otherwise extended by a bilaterally executed modification. Either party to this Agreement may terminate it, in whole or in part, by providing written notice to the other party. After any such termination, FPL shall return all unused funds to Xylose, and neither party shall have any obligation to the other with regard to any efforts by either party in the area of the collaborative research except as required by this Agreement in relation to obligations accruing prior to termination. FPL shall not incur any new obligations for the terminated portion of the Agreement after the effective date of such termination and shall cancel as many obligations as possible.

XIII. Confidential Information

A. Business and technical information, including all inventions, trade secrets, knowledge, data, or information relating to manufacturing processes,

customer lists, methods, machines, equipment, products, compositions, discoveries, financial matters, or any other matter disclosed as confidential shall be considered confidential.

B. All information developed under this Agreement falling within the scope of the Agreement shall be considered by both Xylose and FPL as confidential for a period of six (6) months following termination of this Agreement.

C. Information indicated to be subject to confidentiality under this Agreement shall not be so subject to the extent that the information (1) was in the public domain at the time of disclosure or later became public domain through no fault of either party; (2) was known to FPL or Xylose at the time of disclosure from a source other than FPL or Xylose; (3) is later obtained for use and disclosure from a third party not under an obligation to Xylose or FPL.

D. Proprietary/confidential information disclosed by FPL beginning September 30, 2005 shall be protected by the terms and conditions of this Agreement.

XIV. <u>Scope of Agreement</u>

A. This agreement is limited to the development of one or more improved yeast strains for the production of xylitol from xylose and hemicellulose hydrolysates. It includes the knowledge, hypotheses and strains generated in the course of the agreement. It does not include knowledge, hypotheses strains or other related technologies developed at FPL or with FPL collaborators prior to the agreement.

B. This Agreement in no way restricts FPL from cooperating with or receiving cooperation from other public and private agencies, organizations, and individuals or from accepting contributions and gifts for the development of research, other than as provided herein. However, FPL's freedom of cooperation shall not, without Xylose's consent, extend to the development of yeast strains within the scope of this agreement as outlined in this Section (XIV).

XV. <u>Legal Authority</u>

A. Xylose has the legal authority to enter into this instrument, and sufficient institutional, managerial and financial capability (including funds sufficient to pay the nonfederal share of project costs) to ensure proper planning, management, and completion of the project.

B. FPL is entering into the Agreement under the authority of the Federal Technology Transfer Act of 1986 (15 U.S.C. § 3710a).

XVI. <u>Patents</u>

A. Subject Invention shall mean any invention or discovery conceived or first reduced to practice in the course of work performed under this Agreement

and any modification to or extension of this Agreement by an employee of FPL and/or an employee of FPL and an employee of Xylose in whatever capacity and which such invention may be patentable or otherwise protectable under Title 35 of the U.S. Code, under 7 U.S.C. § 2321 et seq. or under the patent laws of a foreign country. Any subject matter generated in this collaborative research that is not a Subject Invention may be freely used by either party hereto, subject to Article XIII, above.

B. Xylose and FPL shall confer periodically to report Subject Inventions to each other, to agree which Subject Inventions shall be the subject of patent applications and to define inventorship. Xylose shall apply for United States of America patents and the foreign equivalents thereof and shall be responsible for the prosecution and maintenance thereof. The conferences shall be within thirty (30) calendar days of submission of written reports. Decisions will be made within thirty (30) calendar days of the conference. Longer or shorter periods can be agreed to by mutual consent of Xylose and FPL. The parties shall cooperate in the execution of all documents necessary to affect such filing and the prosecution thereof. The parties shall cooperate in the execution of all documents necessary to affect such filing, prosecution, and enforcement of any such patents and patent applications, this obligation surviving termination of this Agreement..

C. Patent rights obtained on joint Subject Inventions made by two or more persons shall be owned in accordance with the obligations of the persons making such inventions to assign their interest therein, and each of FPL and Xylose shall jointly own an undivided interest in the patent rights on all Subject Inventions which jointly involve an employee of FPL and an employee of Xylose. The undivided interest of FPL in such patent rights shall be subject to the option and right of first refusal in paragraph XVI.D., below.

D. For any Subject Invention under this Agreement that is owned or co-owned by FPL, Xylose is authorized to negotiate with FPL (or its licensing agent) to obtain an exclusive license for the use of the Subject Invention (subject to the Government's right to use the same for Government purposes). The license shall be subject to the following conditions:

1. The license shall be consistent with the requirements of 35 U.S.C. §§ 209(a), 209(b), and 209(f), and other such terms and conditions as may be reasonable under the circumstances, and as agreed upon through good faith negotiations between Xylose and FPL (or FPL's licensing agent).

2. Xylose's right to negotiate the license shall terminate whenever Xylose fails to:

a) Submit a complete application for an exclusive license within sixty (60) calendar days of being notified by FPL of an inventions availability for licensing; or

b) Submit a good-faith response to a written proposal of licensing terms within ninety (90) calendar days of such proposal.

E. Xylose shall promptly provide FPL with a copy of all documents that it files during the prosecution of a patent application under this Agreement.

F. The assignee of record for all patents owned by FPL shall be "The United States of America as represented by the Secretary of Agriculture, Washington, D.C." Joint ownership by the Government shall be set forth in patents.

XVII. <u>License to U.S. Department of Agriculture</u>

A. Xylose grants the United States Department of Agriculture, on behalf of the U.S. Government, a royalty free, nonexclusive, worldwide, irrevocable, nontransferable license for any Xylose solely owned invention resulting from activities under this Agreement. The purpose of this license shall be to practice the invention or have it practiced, by or on behalf of the U.S. Government, for research or other U.S. Government purposes (15 U.S.C. 3710a(b) (2).

XVIII. <u>Publications and Disclosure</u>

A. It is agreed that FPL shall have the right to publish or otherwise disclose research and technology derived as a result of this Agreement. Any such publications or disclosure shall first be reviewed by Xylose so as to prevent release of technical information deemed confidential to Xylose for successful exploitation of this technology, and Xylose shall, in a timely manner, submit their comments, if any, to FPL, which comments shall be evaluated by FPL, but which shall not be binding on FPL. As regards release of technical information, FPL shall make every effort to avoid harm to Xylose's business, including executing such agreements or terms of agreements as reasonably possible and necessafy to protect Xylose's proprietary rights in the technical information and will take into consideration the aforementioned comments prior to FPL's decision to release technical information.

B. Publication or disclosure shall not be made by any party hereto until information collected, compiled, and/or evaluated under this Agreement has been shared and mutually exchanged by the parties. Following such exchange and subject to Article XVIII.A., above, results of this research may be published or otherwise disclosed by FPL at its discretion.

C. Reports on this work published by FPL for public use may be distributed by Xylose, but publication or use of reports of the results by Xylose, through advertising or other media, will not be made in any way that

implies the approval or endorsement by FPL of a particular manufacturer's or a proprietary product or process, or which broadens or distorts the factual findings of the cooperative project.

D. Prior written approval shall be obtained from FPL prior to Xylose's use of FPL's name on any advertising or promotions.

E. Publication and/or other disclosure of the results of this Agreement shall be delayed as necessary to preserve both United States of America and foreign patent rights in a Subject Invention.

F. Any publication of these results by either party will give appropriate recognition to the contributions of both parties.

G. FPL reserves a royalty-free, nonexclusive, and irrevocable right to reproduce, publish, or otherwise use, and to authorize other Government entities or representatives to use, any of Xylose's published work resulting from this cooperative project for Government purposes. This right shall be in accordance with the requirements set forth in XVIII.A.

XIX. Nondiscrimination

A. Xylose shall comply with all Federal statutes relating to nondiscrimination and all applicable requirements of all other Federal laws, Executive Orders, regulations, and policies. These include but are not limited to: (a) Title VI of the Civil Rights Act of 1964 (40 U.S.C. §2000, which prohibits discrimination on the basis of race, color, disability, or national origin; (b) Title IX of the Education amendments of 1972, as amended (20 U.S.C. §1681-1683 and 1685-1686), which prohibits discrimination on the basis of sex; and Section 504 of the Rehabilitation Act of 1973, as amended (29 U.S.C. §794) which prohibits discrimination on the basis of disabilities. The nondiscrimination statement which follows shall be posted in primary and secondary Xylose offices at the public service delivery contact point and included in full on all materials regarding Xylose's programs that are produced by Xylose for public information, public education, or public distribution:

> "In accordance with Federal law and U.S. Department of Agriculture policy, this institution is prohibited from discriminating on the basis of race, color, national origin, sex, age, or disability. (Not all prohibited bases apply to all programs.)
>
> To file a complaint of discrimination, write USDA, Director, Office of Civil Rights, Room 326-W, Whitten Building, 1400 Independence Avenue, SW, Washington, DC 20250-9410 or call (202) 720-5964 (voice and TDD). USDA is an equal opportunity provider and employer."

If the material is too small to permit the full statement to be Included, the material will at minimum include the statement, in print size no small than the text, that "This institution is an equal opportunity provider."

XX. Notices

A. All notices pertaining to or required by this Cooperative Research and Development Agreement shall be in writing and shall be signed by the authorized business representative shown in Article I, above.

B. Any notice, request, demand, or other communication made pursuant to this Article shall be deemed to have been received by the addressee at such time as it is personally delivered, or on the second business day after it is telegrammed, or on the fifth business day after it is mailed, as the case may be.

XXI. Tax Identification Number

A. Xylose shall furnish their tax identification number upon execution of this Agreement.

XXII. Access to Records

A. FPL or the Comptroller General, through any authorized representative, shall have access to and the right to examine all records related to this instrument.

B. As used in this clause, "records" includes books, documents, accounting procedures and practices, and other data, regardless of type and regardless of whether such items are in written form, in the form of computer data, or in any other form. All records pertinent to this award shall be retained for a period of three (3) years.

XXIII. Titles and Headings

A. Titles and headings used in this Agreement are for the convenience of reference only and do not form a part of this Agreement and shall in no way affect the interpretation thereof.

XXIV. Entire Agreement

A. This writing constitutes the entire agreement between the parties hereto and there are no understandings, representations, or warranties of any kind except as expressly set forth herein.

XXV. Illegality of Provisions

A. The illegality or invalidity of any provisions of this Agreement shall not impair, affect, or invalidate the other provisions of this Agreement.

XXVI. Modifications

A. Modifications within the scope of the instrument shall be made by mutual consent of the parties, by the issuance of a written modification, signed and dated by both parties, prior to any changes being performed.

XXVII. Appendix A

A. This appendix shall be a full and integral part of this agreement and shall lay out the plan for the scope of work as agreed upon by both parties.

XXVIII Authorized Representatives.

A. By signature below, the Xylose certifies that the individuals listed in this document as representatives of the cooperator are authorized to act in their respective areas for matters related to this agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the last date written below.

XYLOSE TECHNOLOGIES, INC.

By: ______________________

Name: Christopher D'Arnaud Taylor

Title: Chairman, President and Chief Executive Officer

Date: November 30, 2005

USDA, FOREST SERVICE
FOREST PRODUCTS LABORATORY

By: ______________________

Name: Shawn M. Lacina

Title: Grants and Agreements Officer

Date: 11/30/2005